Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-178960

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Trigger Yield Optimization Notes linked to the common stock of Agilent Technologies, Inc. due March 22, 2013	$1,955,729.40	$224.13
Trigger Yield Optimization Notes linked to the common stock of Ford Motor Company due March 22, 2013	$6,322,453.92	$724.55
Trigger Yield Optimization Notes linked to the common stock of Juniper Networks, Inc. due March 22, 2013	$523,556.33	$60.00
Trigger Yield Optimization Notes linked to the common stock of United Continental Holdings Inc. due March 22, 2013	$4,285,639.05	$491.13

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

PRICING SUPPLEMENT (To Prospectus dated January 11, 2012 and Product Supplement dated January 13, 2012)

UBS AG Trigger Yield Optimization Notes

UBS AG $1,955,729.40 Notes linked to the common stock of Agilent Technologies, Inc. due March 22, 2013

UBS AG $6,322,453.92 Notes linked to the common stock of Ford Motor Company due March 22, 2013

UBS AG $523,556.33 Notes linked to the common stock of Juniper Networks, Inc. due March 22, 2013

UBS AG $4,285,639.05 Notes linked to the common stock of United Continental Holdings Inc. due March 22, 2013

Investment Description

UBS AG Trigger Yield Optimization Notes (the “Notes”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS”) linked to the common stock of a specific company (the “underlying stock”). The issue price of each Note is equal to the closing price of the underlying stock on the trade date. On a monthly basis, UBS will pay you a coupon regardless of the performance of the underlying stock. At maturity, UBS will either pay you the principal amount per Note or, if the closing price of the underlying stock on the final valuation date is below the specified trigger price, UBS will deliver to you one share of the underlying stock per Note (subject to adjustments in the case of certain corporate events described in the accompanying Trigger Yield Optimization Notes product supplement under “General Terms of the Notes — Antidilution Adjustments”). Investing in the Notes involves significant risks. You may lose some or all of your principal amount. In exchange for receiving a coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes. Generally, the higher the coupon rate on a Note, the greater the risk of loss on that Note. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.

Features

❑

Income: Regardless of the performance of the underlying stock, UBS will pay you a monthly coupon. In exchange for receiving the monthly coupon on the Notes, you are accepting the risk of receiving shares of the underlying stock at maturity that are worth less than your principal amount and the credit risk of UBS for all payments under the Notes.

❑

Contingent Repayment of Principal Amount at Maturity: If the price of the underlying stock does not close below the trigger price on the final valuation date, UBS will pay you the principal amount per Note at maturity and you will not participate in any appreciation or decline in the value of the underlying stock. If the price of the underlying stock closes below the trigger price on the final valuation date, UBS will deliver to you one share of the underlying stock per Note at maturity, which is expected to be worth significantly less than the principal amount and may have no value at all. The contingent repayment of principal only applies if you hold the Notes until maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date	March 16, 2012
Settlement Date	March 21, 2012
Final Valuation Date*	March 18, 2013
Maturity Date*	March 22, 2013

*	Subject to postponement in the event of a market disruption event, as described in the Trigger Yield Optimization Notes product supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE UNDERLYING STOCK. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF UBS. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-13 OF THE TRIGGER YIELD OPTIMIZATION NOTES PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY EFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Note Offerings

These terms relate to four separate Notes we are offering. Each of the four Notes is linked to the common stock of a different company, and each of the four Notes has a different coupon rate, initial price and trigger price. Coupons will be paid in arrears in 12 equal installments. The performance of each Note will not depend on the performance of any other Note.

Underlying Stocks	Stock Ticker	Coupon Rate	Total Coupon Payable	Initial Price	Trigger Price	CUSIP	ISIN
Common stock of Agilent Technologies, Inc.	A	10.25% per annum	10.25%	$45.62	$36.50, which is 80% of Initial Price	9026M0432	US9026M04323
Common stock of Ford Motor Company	F	9.00% per annum	9.00%	$12.51	$10.01, which is 80% of Initial Price	9026M0424	US9026M04240
Common stock of Juniper Networks, Inc.	JNPR	9.65% per annum	9.65%	$21.43	$15.00, which is 70% of Initial Price	9026M0440	US9026M04406
Common stock of United Continental Holdings Inc.	UAL	9.85% per annum	9.85%	$19.95	$10.97, which is 55% of Initial Price	9026M0457	US9026M04570

See “Additional Information about UBS and the Notes” on page 2. Each Note we are offering will have the terms set forth in the Trigger Yield Optimization Notes product supplement relating to the Notes, the accompanying prospectus and this pricing supplement.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Notes or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying Trigger Yield Optimization Notes product supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

Offering of Notes	Issue Price to Public		Underwriting Discount		Proceeds to UBS AG
	Total	Per Note*	Total	Per Note**	Total	Per Note***
Common stock of Agilent Technologies, Inc.	$1,955,729.40	$45.62	$39,114.5880	$0.9124	$1,916,614.8120	$44.7076
Common stock of Ford Motor Company	$6,322,453.92	$12.51	$126,449.0784	$0.2502	$6,196,004.8416	$12.2598
Common stock of Juniper Networks, Inc.	$523,556.33	$21.43	$10,471.1266	$0.4286	$513,085.2034	$21.0014
Common stock of United Continental Holdings Inc.	$4,285,639.05	$19.95	$85,712.7810	$0.3990	$4,199,926.2690	$19.5510

*	Dollar value is equal to 100% of the initial price.
**	Dollar value is equal to 2% of the initial price, which reflects the total underwriting discount.
***	Dollar value is equal to 98% of the initial price, which reflects the deduction of the total underwriting discount from the issue price to the public.

UBS Financial Services Inc.	UBS Investment Bank

Pricing Supplement dated March 16, 2012

Additional Information about UBS and the Notes

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement for the Notes) with the Securities and Exchange Commission, or SEC, for the offerings to which this pricing supplement relates. Before you invest, you should read these documents and any other documents relating to the Notes that UBS has filed with the SEC for more complete information about UBS and these offerings. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446. Alternatively, UBS will arrange to send you these documents if you so request by calling toll-free 800-722-7370.

You may access these documents on the SEC website at www.sec.gov as follows:

♦	Trigger Yield Optimization Notes product supplement dated January 13, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512011540/d283228d424b2.htm

♦	Prospectus dated January 11, 2012:

http://www.sec.gov/Archives/edgar/data/1114446/000119312512008669/d279364d424b3.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, “Trigger Yield Optimization Notes” or the “Notes” refer to four different Notes that are offered hereby. Also, references to the “Trigger Yield Optimization Notes product supplement” mean the UBS product supplement, dated January 13, 2012, relating to the Notes generally, and references to the “accompanying prospectus” mean the UBS prospectus titled, “Debt Securities and Warrants”, dated January 11, 2012.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 and in “Risk Factors” in the accompanying product supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

Final Terms for Each Offering of the Notes

Issuer	UBS AG, London Branch
Issue Price per Note	Equal to 100% of the principal amount per Note.
Principal Amount per Note	Equal to the initial price (as defined below) of the underlying stock.
Term	Approximately 12 months.
Underlying Stock	The common stock of a specific company, as indicated on the first page of this pricing supplement.
Coupon Payments	Coupon paid in arrears in twelve equal monthly installments based on the coupon rate regardless of the performance of the underlying stock. The coupon rate is (i) 10.25% per annum for Notes linked to the common stock of Agilent Technologies, Inc., (ii) 9.00% per annum for Notes linked to the common stock of Ford Motor Company, (iii) 9.65% per annum for Notes linked to the common stock of Juniper Networks, Inc. and (iv) 9.85% per annum for Notes linked to the common stock of United Continental Holdings Inc.
1st Installment through 12th Installment

For Notes linked to the common stock of Agilent Technologies, Inc.: $0.3897. For Notes linked to the common stock of Ford Motor Company: $0.0938. For Notes linked to the common stock of Juniper Networks, Inc.: $0.1723. For Notes linked to the common stock of United Continental Holdings Inc.: $0.1638.

Total Coupon Payable

The total coupon payable is (i) 10.25% for Notes linked to the common stock of Agilent Technologies, Inc., (ii) 9.00% for Notes linked to the common stock of Ford Motor Company, (iii) 9.65% for Notes linked to the common stock of Juniper Networks, Inc. and (iv) 9.85% for Notes linked to the common stock of United Continental Holdings Inc.

Trigger Price	A percentage of the initial price of the underlying stock, as specified on the first page of this pricing supplement. The trigger price is subject to adjustments in the case of certain corporate events, as described in the Trigger Yield Optimization Notes product supplement.
Payment at Maturity (per Note)(1)

If the final price of the underlying stock is not below the trigger price, at maturity we will pay you an amount in cash equal to your principal amount.

If the final price of the underlying stock is below the trigger price, at maturity we will deliver to you one share of the underlying stock for each Note you own.

Closing Price	On any trading day, the last reported sale price (or, in the case of NASDAQ, the official closing price) of the underlying stock during the principal trading session on the principal national securities exchange on which it is listed for trading, as determined by the calculation agent.
Initial Price	The closing price of the underlying stock on the trade date, as specified on the first page of this pricing supplement.
Final Price	The closing price of the underlying stock on the final valuation date, as specified on the first page of this pricing supplement.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR PRINCIPAL AMOUNT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE CREDITWORTHINESS OF UBS. IF UBS WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

(1)

If the calculation agent adjusts the number of shares of the underlying stock due to be delivered to you for certain corporate events affecting the underlying stock, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦

You believe the final price of the underlying stock is not likely to be below the trigger price and, if it is, you can tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦	You understand and accept that you will not participate in any appreciation in the price of the underlying stock and that your return at maturity is limited to the coupons paid on the applicable Note.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You are willing to invest in the Notes based on the applicable coupon rate indicated on the first page of this pricing supplement.

♦	You are willing and able to hold the Notes to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market for the Notes.

♦

You are willing to assume the credit risk of UBS for all payments under the Notes, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity.

♦	You are not willing to make an investment that may have the same downside market risk as an investment in the underlying stock.

♦	You believe the final price of the underlying stock is likely to be below the trigger price, which could result in a total loss of your initial investment.

♦	You cannot tolerate receiving shares of the underlying stock at maturity worth less than your principal amount or that may have no value at all.

♦	You seek an investment that participates in the full appreciation in the price of the underlying stock or that has unlimited return potential.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying stock.

♦	You are unwilling to invest in the Notes based on the applicable coupon rate indicated on the first page of this pricing supplement.

♦	You are unable or unwilling to hold the Notes to maturity, a term of approximately 12 months, and seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of UBS for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Notes.

Coupon Payment Dates

Coupon will be paid in arrears in twelve equal monthly installments on the coupon payment dates listed below:

April 23, 2012	October 22, 2012
May 21, 2012	November 21, 2012
June 21, 2012	December 21, 2012
July 23, 2012	January 22, 2013
August 21, 2012	February 21, 2013
September 21, 2012	March 22, 2013

Any payment on your Notes that would otherwise be due on a coupon payment date that is not a business day will instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. The record date for coupon payment will be one business day preceding the coupon payment date.

What are the Tax Consequences of the Notes?

The United States federal income tax consequences of your investment in the Notes are uncertain. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the Trigger Yield Optimization Notes product supplement. The following discussion supplements the discussion in “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the Trigger Yield Optimization Notes product supplement.

The United States federal income tax consequences of your investment in the Notes are complex and uncertain. By purchasing a Note, you and UBS hereby agree (in the absence of an administrative determination or judicial ruling to the contrary) to characterize a Note for all tax purposes as an investment unit consisting of a non-contingent debt instrument and a put option contract in respect of the underlying stock. The terms of the Notes require (in the absence of an administrative determination or judicial ruling to the contrary) that you treat your Notes for U.S. federal income tax purposes as consisting of two components:

Debt component — Because the Notes have a term greater than one year, amounts treated as interest on the debt component would be includible in income by you in accordance with your regular method of accounting for interest for United States federal income tax purposes.

Put option component — The put option component would generally not be taxed until sale or maturity. At maturity, the put option component either would be taxed as a short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any underlying stock if you receive (or are deemed to receive if the cash equivalent is paid) the underlying stock.

With respect to coupon payments you receive, you agree to treat such payments as consisting of interest on the debt component and a payment with respect to the put option as follows:

Underlying Stocks	Coupon Rate	Interest on Debt Component	Put Option Component
Common stock of Agilent Technologies, Inc.	10.25% per annum	1.15% per annum	9.10% per annum
Common stock of Ford Motor Company	9.00% per annum	1.15% per annum	7.85% per annum
Common stock of Juniper Networks, Inc.	9.65% per annum	1.15% per annum	8.50% per annum
Common stock of United Continental Holdings Inc.	9.85% per annum	1.15% per annum	8.70% per annum

Upon sale or exchange of your Notes you would be required to apportion the value of the amount you receive between the Debt Portion and the Put Option on the basis of the fair market values thereof on the date of sale or exchange. Except to the extent such gain or loss is attributable to accrued and unpaid interest with respect to the Debt Portion, any gain or loss recognized with respect to the Debt Portion would be capital gain or loss (and such gain or loss would be long-term to the extent that you have held the Note for more than one year) and the amount of cash that is apportioned to the Put Option (together with any amount of premium received in respect thereof and deferred as described above) would be treated as short-term capital gain.

In the opinion of our counsel, Cadwalader, Wickersham & Taft LLP, it would be reasonable to treat your Notes as described above. However, in light of the uncertainty as to the United States federal income tax treatment, it is possible that your Notes could be treated as a single contingent debt instrument subject to special U.S. Treasury Regulations governing contingent debt instruments. If the Notes are so treated, the amount of interest you would be required to take into account for each accrual period would be determined by constructing a projected payment schedule for your Notes and applying rules similar to those for accruing original issue discount on a hypothetical non-contingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a non-contingent fixed rate debt instrument with other terms and conditions similar to the Notes and then determining as of the issue date a payment schedule (including all fixed payments of interest actually provided for and a hypothetical payment at maturity) that would produce the comparable yield. These rules would generally have the effect of (i) treating each payment of stated interest on your Notes in part as taxable interest income (to the extent of the comparable yield) and thereafter as a tax-free return of capital and (ii) requiring you to use an accrual (rather than the cash receipts and disbursements) method of accounting with respect to interest on your Notes. It is also possible that pursuant to some other characterization, the timing and character of your income from the Notes could differ materially from the treatment described above. Because of this uncertainty, we urge you to consult your tax advisor as to the tax consequences of your investment in the Notes. Please read the discussion in ‘‘Supplement U.S. Tax Considerations’’ beginning on page PS-42 for a more detailed description of the tax treatment of your Notes.

In 2007, the Internal Revenue Service released a Notice that may affect the taxation of holders of the Notes. According to the Notice, the Internal Revenue Service and the Treasury Department are actively considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes. Except to the extent otherwise required by law, UBS intends to treat your Notes for United States federal income tax purposes in accordance with the treatment described above and under “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the Trigger Yield Optimization Notes product supplement unless and until such time as some other treatment is more appropriate.

Beginning in 2013, U.S. holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their ”net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Medicare Tax on Net Investment Income. Beginning in 2013, United States holders that are individuals, estates, and certain trusts will be subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any gain realized with respect to the Notes, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. United States holders should consult their advisers with respect to their consequences with respect to the 3.8% Medicare tax.

Specified Foreign Financial Assets — Under recently enacted legislation, individuals that own “specified foreign financial assets” may be required to file information with respect to such assets with their tax returns, especially if such individuals hold such assets outside the custody of a U.S. financial institution. You are urged to consult your tax advisor as to the application of this legislation to your ownership of the Notes.

For a more complete discussion of the United States federal income tax consequences of your investment in the Notes, including the consequences of a sale or exchange of the Notes, please see the discussion under “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the Trigger Yield Optimization Notes product supplement and consult your tax advisor.

Key Risks

An investment in any offering of the Notes involves significant risks. Some of the risks that apply to each offering of the Notes are summarized here, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the Trigger Yield Optimization Notes product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦

Risk of loss at maturity — The Notes differ from ordinary debt securities in that the issuer will not necessarily pay the full principal amount of the Notes at maturity. UBS will only pay you the principal amount of your Notes in cash if the final price of the underlying stock is greater than or equal to the trigger price and only at maturity. If the final price of the underlying stock is below the trigger price, UBS will deliver to you one share of the underlying stock at maturity for each Note that you own instead of the principal amount in cash. If you receive shares of underlying stock at maturity, the value of the stock is expected to be significantly less than the principal amount of the Notes or may have no value at all.

♦

Higher coupon rates are generally associated with a greater risk of loss — Greater expected volatility with respect to a Note’s underlying stock reflects a higher expectation as of the trade date that the price of such stock could close below its trigger price on the final valuation date of the Note. This greater expected risk will generally be reflected in a higher coupon payable on that Note. However, while the coupon rate is set on the trade date, the underlying stock’s volatility can change significantly over the term of the Notes. The price of the underlying stock for your Note could fall sharply, which could result in a significant loss of principal.

♦

The contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the stock price is above the trigger price.

♦

Your return on the Notes is expected to be limited to the coupons paid on the Notes — If the closing price of the underlying stock on the final valuation date is greater than or equal to the trigger price, UBS will pay you the principal amount of your Notes in cash at maturity and you will not participate in any appreciation in the price of the underlying stock even though you risked being subject to the decline in the price of the underlying stock. If the closing price of the underlying stock on the final valuation date is less than the trigger price, UBS will deliver to you shares of the underlying stock at maturity which will be worth less than the trigger price as of the final valuation date and are unlikely to be worth more than the principal amount as of the maturity date. Therefore, your return on the Notes as of the maturity date is expected to be limited to the coupons paid on the Notes and may be less than your return would be on a direct investment in the underlying stock.

♦

Single stock risk — The price of the underlying stock can rise or fall sharply due to factors specific to that underlying stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the respective underlying stock issuer and the underlying stock for your Notes. For additional information regarding each underlying stock issuer, please see “Information about the Underlying Stocks” and “Agilent Technologies, Inc.,” “Ford Motor Company,” “Juniper Networks, Inc.” and “United Continental Holdings Inc.” in this pricing supplement and the respective underlying stock issuer’s SEC filings referred to in those sections. We urge you to review financial and other information filed periodically by the underlying stock issuer with the SEC.

♦

Owning the Notes is not the same as owning the underlying stock — The return on your Notes may not reflect the return you would realize if you actually owned the underlying stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions on the underlying stock over the term of your Notes. Furthermore, the underlying stock may appreciate substantially during the term of your Notes and you will not participate in such appreciation.

♦

Credit risk of UBS — The Notes are unsubordinated, unsecured debt obligations of the issuer, UBS, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of UBS may affect the market value of the Notes and, in the event UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

♦

No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the price of the underlying stock will rise or fall. There can be no assurance that the underlying stock price will not rise by more than the coupons paid on the Notes or will not close below the trigger price on the final valuation date. The price of the underlying stock will be influenced by complex and interrelated political, economic, financial and other factors that affect the issuer of the underlying stock. You should be willing to accept the risks of owning equities in general and the underlying stock in particular, and the risk of losing some or all of your initial investment.

♦

The calculation agent can make adjustments that affect the payment to you at maturity — The calculation agent will adjust the amount payable at maturity by adjusting the trigger price and the number of shares of the underlying stock that may be delivered for certain corporate events affecting the underlying stock, such as stock splits and stock dividends, and certain other actions involving the underlying stock. However, the calculation agent is not required to make an adjustment for every corporate event that can affect the underlying stock. If an event occurs that does not require the calculation agent to adjust the trigger price and the number of shares of underlying stock that may be delivered at maturity, the market value of your Notes and the payment at maturity may be materially and adversely affected. If the calculation agent adjusts the number of shares of the underlying stock due to be delivered to you for certain corporate events affecting the underlying stock, we will pay cash in lieu of delivering any fractional shares of the underlying stock in an amount equal to that fraction multiplied by the closing price of the underlying stock on the final valuation date. Following certain corporate events relating to the respective issuer of the underlying stock where such issuer is not the surviving entity, the amount of cash or stock you receive at maturity may be based on the common stock of a successor to the respective underlying stock issuer in combination with any cash or any other assets distributed to holders of the underlying stock in such corporate event. If the issuer of an underlying stock becomes subject to (i) a corporate event whereby the underlying stock is exchanged solely for cash or (ii) a merger or combination with UBS or any of its affiliates, the amount you receive at maturity may be based on the common stock issued by another company. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the section “General Terms of the Notes — Antidilution Adjustments” beginning on page PS-29 of the Trigger Yield Optimization Notes product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity the issuer will pay you an amount in cash equal to your principal amount, unless the final price of the underlying stock is below the trigger price (as such trigger price may be adjusted by the calculation agent upon occurrence of one or more such events). Regardless of any of the events discussed above, any payment on the Notes is subject to the creditworthiness of UBS.

♦

There may be little or no secondary market for the Notes — No offering of the Notes will be listed or displayed on any securities exchange or any electronic communications network. A secondary trading market for the Notes may not develop. UBS Securities LLC and other affiliates of UBS may make a market in each offering of the Notes, although they are not required to do so and may stop making a market at any time. The price, if any, at which you may be able to sell your Notes prior to maturity could be at a substantial discount from the initial price to public and to its intrinsic economic value; and as a result, you may suffer substantial losses.

♦

Price of Notes prior to maturity — The market price of your Notes will be influenced by many unpredictable and interrelated factors, including the market price of the underlying stock and the expected price volatility of the underlying stock, the dividend rate on the underlying stock, the time remaining to the maturity of your Notes, interest rates, geopolitical conditions, economic, financial and political, regulatory or judicial events.

♦

Impact of fees on the secondary market price of Notes — Generally, the market price of the Notes after issuance is expected to be lower than the issue price to public of the Notes, since the issue price included, and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the Notes.

♦

Potential UBS impact on the market price of the underlying stock — Trading or transactions by UBS or its affiliates in the underlying stock and/or over-the-counter options, futures or other instruments with returns linked to the performance of the underlying stock may adversely affect the market price of the underlying stock and, therefore, the market value of your Notes.

♦

Potential conflict of interest — UBS and its affiliates may engage in business with the issuer of the underlying stock, which may present a conflict between the obligations of UBS and you, as a holder of the Notes. The calculation agent, an affiliate of UBS, will determine whether the final price is below the trigger price and accordingly the payment at maturity on your Notes. The calculation agent may postpone the determination of the final price and the maturity date if a market disruption event occurs and is continuing on the final valuation date.

♦

Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying stock to which the Notes are linked.

♦

Dealer incentives — UBS and its affiliates act in various capacities with respect to the Notes. We and our affiliates may act as a principal, agent or dealer in connection with the sale of the Notes. Such affiliates, including the sales representatives, will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay total underwriting compensation of 2.00% per Note to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.

♦

Uncertain tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should read carefully the section entitled “What Are the Tax Consequences of the Notes?” on page 5 herein and the section entitled “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the Trigger Yield Optimization Notes product supplement and consult your tax advisor about your tax situation.

Hypothetical Examples and Return Table

Assumptions

The following examples and return table illustrate the payment at maturity on a hypothetical offering of the Notes assuming the following*:

Term:	12 months
Coupon rate**:	9.60% per annum (or $0.28 per monthly period)
Total Coupon Payable**:	9.60% (or $3.36)
Initial price of the underlying stock:	$35.00 per share
Trigger price:	$26.25 (75% of initial price)
Principal amount:	$35.00 per Note (set equal to the initial price)
Dividend yield on the underlying stock***:	1.00%

*	The actual terms for each Note are specified on the cover hereof. Amounts here have been rounded for ease of analysis.
**	Coupon payment will be paid in arrears in twelve equal monthly installments during the term of the Notes on an unadjusted basis.
***	Hypothetical dividend yield holders of the underlying stock might receive over the term of the Notes. The assumed dividend yield represents a hypothetical dividend return and is not a full annualized yield. The actual dividend yield for any underlying stock may vary from the assumed dividend yield used for purposes of the following examples. Regardless, investors in the Notes will not receive any dividends paid on the underlying stock.

Hypothetical Examples

Scenario #1: The final price of the underlying stock is not below the trigger price of $26.25.

Since the final price of the underlying stock is not below the trigger price of $26.25, the issuer will pay you at maturity a cash payment equal to the principal amount of your Notes. This investment would outperform an investment in the underlying stock if the price appreciation of the underlying stock (plus dividends, if any) over the term of the Notes is less than 9.60%.

If the closing price of the underlying stock on the final valuation date is $35.00 (no change in the price of the underlying stock):

Payment at Maturity:	$35.00
Coupons:	$3.36	($0.28 x 12 = $3.36)

Total:	$38.36
Total Return on the Notes:	9.60%

In this example, the total return on the Notes is 9.60% while the total return on the underlying stock is 1.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $45.50 (an increase of 30%):

Payment at Maturity:	$35.00
Coupons:	$3.36	($0.28 x 12 = $3.36)

Total:	$38.36
Total Return on the Notes:	9.60%

In this example, the total return on the Notes is 9.60% while the total return on the underlying stock is 31.00% (including dividends).

If the closing price of the underlying stock on the final valuation date is $29.75 (a decline of 15%):

Payment at Maturity:	$35.00
Coupons:	$3.36	($0.28 x 12 = $3.36)

Total:	$38.36
Total Return on the Notes:	9.60%

In this example, the total return on the Notes is 9.60% while the total return on the underlying stock is a loss of 14.00% (including dividends).

Scenario #2: The final price of the underlying stock is below the trigger price of $26.25.

Since the final price of the underlying stock is below the trigger price of $26.25, the issuer will deliver to you at maturity one share of the underlying stock for every Note you hold. The value received at maturity and the total return on the Notes at that time depends on the closing price of the underlying stock on the maturity date.

If the closing price of the underlying stock on the maturity date is $15.75 (a decline of 55%):

Value of share received:	$15.75
Coupons:	$3.36	($0.28 x 12 = $3.36)

Total:	$19.11
Total Return on the Notes:	-45.40%

In this example, the total return on the Notes is a loss of 45.40% while the total return on the underlying stock is a loss of 54.00% (including dividends).

If the closing price of the underlying stock on the maturity date is $24.50 (a decline of 30%):

Value of share received:	$24.50
Coupons:	$3.36	($0.28 x 12 = $3.36)

Total:	$27.86
Total Return on the Notes:	-20.40%

In this example, the total return on the Notes is a loss of 20.40% while the total return on the underlying stock is a loss of 29.00% (including dividends).

Underlying Stock			The Hypothetical Final Price is Greater Than or Equal to the Hypothetical Trigger Price(1)		The Hypothetical Final Price is Less Than the Hypothetical Trigger Price(2)
Hypothetical Final Price(3)	Stock Price Return(4)	Total Return on the Underlying Stock at Maturity(5)	Total Payment at Maturity + Coupon Payments(6)	Total Return on the Notes at Maturity(7)	Total Payment at Maturity + Coupon Payments(8)	Total Return at Maturity(7)(9)
$52.50	50.00%	51.00%	$38.36	9.60%	n/a	n/a
$50.75	45.00%	46.00%	$38.36	9.60%	n/a	n/a
$49.00	40.00%	41.00%	$38.36	9.60%	n/a	n/a
$47.25	35.00%	36.00%	$38.36	9.60%	n/a	n/a
$45.50	30.00%	31.00%	$38.36	9.60%	n/a	n/a
$43.75	25.00%	26.00%	$38.36	9.60%	n/a	n/a
$42.00	20.00%	21.00%	$38.36	9.60%	n/a	n/a
$40.25	15.00%	16.00%	$38.36	9.60%	n/a	n/a
$38.50	10.00%	11.00%	$38.36	9.60%	n/a	n/a
$36.75	5.00%	6.00%	$38.36	9.60%	n/a	n/a
$35.00	0.00%	1.00%	$38.36	9.60%	n/a	n/a
$33.25	-5.00%	-4.00%	$38.36	9.60%	n/a	n/a
$31.50	-10.00%	-9.00%	$38.36	9.60%	n/a	n/a
$29.75	-15.00%	-14.00%	$38.36	9.60%	n/a	n/a
$28.00	-20.00%	-19.00%	$38.36	9.60%	n/a	n/a
$26.25	-25.00%	-24.00%	$38.36	9.60%	n/a	n/a
$24.50	-30.00%	-29.00%	n/a	n/a	$27.86	-20.40%
$22.75	-35.00%	-34.00%	n/a	n/a	$26.11	-25.40%
$21.00	-40.00%	-39.00%	n/a	n/a	$24.36	-30.40%
$19.25	-45.00%	-44.00%	n/a	n/a	$22.61	-35.40%
$17.50	-50.00%	-49.00%	n/a	n/a	$20.86	-40.40%
$15.75	-55.00%	-54.00%	n/a	n/a	$19.11	-45.40%

(1)	A trigger event does not occur if the hypothetical Final Price of the underlying stock is not below the hypothetical Trigger Price.

(2)	A trigger event occurs if the hypothetical Final Price of the underlying stock is less than the hypothetical Trigger Price.

(3)

If the hypothetical Final Price of the underlying stock is not below the hypothetical Trigger Price, this number represents the Final Price. If the hypothetical Final Price of the underlying stock is below the hypothetical Trigger Price, this number represents the Final Price as of the Final Valuation Date and the Closing Price as of the Maturity Date.

(4)	The hypothetical Stock Price return range is provided for illustrative purposes only. The actual Stock Price return may be below -55% and you therefore may lose up to 100% of your principal amount.

(5)	The Total Return on the underlying stock at maturity includes a hypothetical 1.00% cash dividend payment.

(6)	Payment consists of the principal amount plus coupon payments of 9.60% per annum.

(7)	The Total Return on the Notes at maturity includes coupon payments of 9.60% per annum.

(8)	Payment consists of delivery of one share of the underlying stock plus coupon payments of 9.60% per annum.

(9)

If the hypothetical Final Price of the underlying stock is less than the hypothetical Trigger Price, the Total Return at maturity will only be positive in the event that the market price of the underlying stock on the Maturity Date is substantially greater than the hypothetical Final Price of such underlying stock. Such an increase in price is not likely to occur.

Information about the Underlying Stocks

All disclosures contained in this pricing supplement regarding each underlying stock are derived from publicly available information. Neither UBS nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any underlying stock contained in this pricing supplement. You should make your own investigation into each underlying stock.

Included on the following pages is a brief description of the issuers of each of the respective underlying stocks. This information has been obtained from publicly available sources. Set forth below is a table that provides the quarterly high and low closing prices for each of the underlying stocks. The information given below is for the four calendar quarters in each of 2008, 2009, 2010 and 2011. Partial data is provided for the first calendar quarter of 2012. We obtained the closing price information set forth below from the Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the underlying stocks as an indication of future performance.

Each of the underlying stocks is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the respective issuers of the underlying stocks with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the respective issuers of the underlying stocks under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Agilent Technologies, Inc.

According to publicly available information, Agilent Technologies, Inc. (“Agilent”) is a measurement company providing bio-analytical and electronic measurement solutions to the communications, electronics, life sciences and chemical analysis industries. Agilent has three business segments: electronic measurement business, chemical analysis business and life sciences business. Agilent’s electronic measurement business addresses the communications, electronics and other industries. Agilent’s chemical analysis business focuses on the petrochemical, environmental, forensics and food safety industries. Agilent’s life sciences business focuses on the pharmaceutical, biotechnology, academic and government, bio-agriculture and food safety industries. In addition to its three businesses, Agilent conducts research through Agilent Technologies Laboratories. Information filed by Agilent with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15405 or its CIK Code: 0001090872. Agilent’s website is http://www.agilent.com. Agilent’s common stock is listed on the New York Stock Exchange under the ticker symbol “A.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Agilent’s common stock, based on the daily closing prices on the primary exchange for Agilent. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing price of Agilent on March 16, 2012 was $45.62. The historical performance of the underlying stock should not be taken as indication of the future performance of the underlying stock during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$36.97	$29.22	$29.83
4/1/2008	6/30/2008	$37.90	$29.15	$35.54
7/1/2008	9/30/2008	$37.00	$29.07	$29.66
10/1/2008	12/31/2008	$29.67	$14.88	$15.63
1/2/2009	3/31/2009	$19.51	$12.44	$15.37
4/1/2009	6/30/2009	$20.43	$15.60	$20.31
7/1/2009	9/30/2009	$28.81	$18.81	$27.83
10/1/2009	12/31/2009	$31.10	$24.74	$31.07
1/4/2010	3/31/2010	$34.62	$28.03	$34.39
4/1/2010	6/30/2010	$37.23	$28.43	$28.43
7/1/2010	9/30/2010	$33.37	$26.97	$33.37
10/1/2010	12/31/2010	$41.92	$32.59	$41.43
1/3/2011	3/31/2011	$46.75	$40.45	$44.78
4/1/2011	6/30/2011	$52.58	$44.83	$51.11
7/1/2011	9/30/2011	$52.38	$30.50	$31.25
10/3/2011	12/30/2011	$40.89	$29.40	$34.93
1/3/2012*	3/16/2012*	$45.86	$36.19	$45.62
*	As of the date of this pricing supplement, available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through March 16, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of Agilent’s common stock from January 3, 2000 through March 16, 2012, based on information from Bloomberg. The dotted line represents the trigger price of $36.50, which is equal to 80% of the closing price on March 16, 2012. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Ford Motor Company

According to publicly available information, Ford Motor Company (“Ford”) is a producer of cars and trucks. Ford and its subsidiaries also engage in other businesses, including financing vehicles. Ford operates in two sectors: Automotive and Financial Services. The Automotive sector includes the operations of Ford North America, Ford South America, Ford Europe and Ford Asia Pacific Africa segments. Ford’s vehicle brands include Ford and Lincoln. Substantially all of Ford’s cars, trucks and parts are marketed through retail dealers in North America, and through distributors and dealers (collectively, “dealerships”) outside of North America, the substantial majority of which are independently owned. The Financial Services sector includes the operations of Ford Motor Credit Company (“Ford Credit”), which offers a wide variety of automotive financing products to and through automotive dealers. The predominant share of Ford Credit’s business consists of financing Ford’s vehicles and supporting its dealers. In addition to the products Ford sells to its dealerships for retail sale, it also sells cars and trucks to its dealerships for sale to fleet customers, including daily rental car companies, commercial fleet customers, leasing companies and governments. Through its dealer network and other channels, Ford provides retail customers with a wide range of after-sale vehicle services and products, including maintenance and light repair, heavy repair, collision, vehicle accessories and extended service warranty. Information filed by Ford with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03950, or its CIK Code: 0000037996. Ford’s website is http://www.ford.com. Ford’s common stock is listed on the New York Stock Exchange under the ticker symbol “F.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Ford’s common stock, based on the daily closing prices on the primary exchange for Ford. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing price of Ford on March 16, 2012 was $12.51. The historical performance of the underlying stock should not be taken as indication of the future performance of the underlying stock during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$6.85	$5.11	$5.72
4/1/2008	6/30/2008	$8.48	$4.81	$4.81
7/1/2008	9/30/2008	$6.03	$4.17	$5.20
10/1/2008	12/31/2008	$4.55	$1.26	$2.29
1/2/2009	3/31/2009	$2.94	$1.58	$2.63
4/1/2009	6/30/2009	$6.41	$2.74	$6.07
7/1/2009	9/30/2009	$8.44	$5.35	$7.21
10/1/2009	12/31/2009	$10.20	$6.84	$10.00
1/4/2010	3/31/2010	$14.10	$10.28	$12.57
4/1/2010	6/30/2010	$14.46	$9.88	$10.08
7/1/2010	9/30/2010	$13.16	$10.16	$12.24
10/1/2010	12/31/2010	$17.00	$12.26	$16.79
1/3/2011	3/31/2011	$18.79	$14.01	$14.91
4/1/2011	6/30/2011	$15.79	$12.78	$13.79
7/1/2011	9/30/2011	$14.12	$9.62	$9.67
10/3/2011	12/30/2011	$12.51	$9.37	$10.76
1/3/2012*	3/16/2012*	$12.96	$11.13	$12.51

*	As of the date of this pricing supplement, available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through March 16, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of Ford’s common stock from January 3, 2000 through March 16, 2012, based on information from Bloomberg. The dotted line represents the trigger price of $10.01, which is equal to 80% of the closing price on March 16, 2012. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Juniper Networks, Inc.

According to publicly available information, Juniper Networks, Inc. (“Juniper Networks”) designs, develops, and sells products and services that provide its customers with network infrastructure that creates environments for accelerating the deployment of services and applications over a single network. Juniper Networks serves the networking requirements of global service providers, enterprises, and public sector organizations. Juniper Networks product portfolio includes routing, switching, security, application acceleration, and identity policy and control, which is designed by management to provide performance, choice and flexibility. Juniper Networks operations are organized into two segments: Infrastructure and Service Layer Technologies (SLT). The Infrastructure segment offers scalable routing and switching products that are used to control and direct network traffic, through the edge, aggregation, and the customer premise equipment level. The SLT segment offers solutions that meet a range of its customers’ priorities, from protecting the network itself and data on the network, to maximizing existing bandwidth and acceleration of applications across a distributed network. Information filed by Juniper Networks with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-34501, or its CIK Code: 0001043604. Juniper Networks’ website is http://www.juniper.net. Juniper Networks’ common stock is listed on the New York Stock Exchange under the ticker symbol “JNPR.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for Juniper Networks’ common stock, based on the daily closing prices on the primary exchange for Juniper Networks. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing price of Juniper Networks on March 16, 2012 was $21.43. The historical performance of the underlying stock should not be taken as indication of the future performance of the underlying stock during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$32.47	$24.26	$25.00
4/1/2008	6/30/2008	$29.01	$22.18	$22.18
7/1/2008	9/30/2008	$26.99	$21.00	$21.07
10/1/2008	12/31/2008	$19.99	$13.84	$17.51
1/2/2009	3/31/2009	$18.77	$12.67	$15.06
4/1/2009	6/30/2009	$25.34	$15.62	$23.60
7/1/2009	9/30/2009	$27.75	$22.69	$27.02
10/1/2009*	12/31/2009*	$28.22	$24.70	$26.67
1/4/2010	3/31/2010	$30.88	$24.49	$30.68
4/1/2010	6/30/2010	$31.98	$22.82	$22.82
7/1/2010	9/30/2010	$31.26	$23.00	$30.35
10/1/2010	12/31/2010	$37.90	$30.30	$36.92
1/3/2011	3/31/2011	$44.46	$34.82	$42.08
4/1/2011	6/30/2011	$41.26	$29.33	$31.50
7/1/2011	9/30/2011	$32.80	$17.26	$17.26
10/3/2011	12/30/2011	$24.88	$17.08	$20.41
1/3/2012**	3/16/2012**	$24.20	$20.43	$21.43

*	On October 22, 2009, Juniper Networks filed a notification of removal from listing on NASDAQ Global Select Market. As of October 29, 2009, the common stock of Juniper Networks has been trading on the New York Stock Exchange.

**	As of the date of this pricing supplement, available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through March 16, 2012. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of Juniper Network’s common stock from January 3, 2000 through March 16, 2012, based on information from Bloomberg. The dotted line represents the trigger price of $15.00, which is equal to 70% of the closing price on March 16, 2012. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

United Continental Holdings Inc.

According to publicly available information, United Continental Holdings, Inc. (“United Continental”) is a holding company whose wholly owned subsidiaries are United Air Lines, Inc. (“United”) and Continental Airlines, Inc. (“Continental”). United and Continental transport people and cargo through their mainline operations, which utilize full-sized jet aircraft, and regional operations, which utilize smaller aircraft that are operated under contract by United Express, Continental Express and Continental Connection carriers. On May 2, 2010, United Continental, Continental, and JT Merger Sub Inc., a wholly owned subsidiary of United Continental, entered into an Agreement and Plan of Merger providing for a merger of equals business combination. On October 1, 2010, JT Merger Sub Inc. merged with and into Continental, with Continental surviving as a wholly owned subsidiary of United Continental. Upon closing of the merger, United Continental became the parent company of both Continental and United. United Continental, through United and Continental and their regional carriers, operates approximately 5,600 flights a day to more than 370 United States domestic and international destinations. Information filed by United Continental with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-06033 or its CIK Code: 0000100517. United Continental’s website is http://www.unitedcontinentalholdings.com. United Continental’s common stock is listed on the New York Stock Exchange under the ticker symbol “UAL.”

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus. We make no representation or warranty as to the accuracy or completeness of the information contained in outside sources.

Historical Information

The following table sets forth the quarterly high and low closing prices for United Continental’s common stock, based on the daily closing prices on the primary exchange for United Continental. We obtained the closing prices below from Bloomberg, without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, extraordinary dividends, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The closing price of United Continental on March 16, 2012 was $19.95. The historical performance of the underlying stock should not be taken as indication of the future performance of the underlying stock during the term of the Notes.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Quarterly Close
1/2/2008	3/31/2008	$41.14	$20.91	$21.53
4/1/2008	6/30/2008	$23.61	$5.22	$5.22
7/1/2008	9/30/2008	$14.94	$3.13	$8.79
10/1/2008	12/31/2008	$16.59	$5.02	$11.02
1/2/2009	3/31/2009	$12.77	$3.66	$4.48
4/1/2009	6/30/2009	$6.76	$3.17	$3.19
7/1/2009	9/30/2009	$9.40	$3.19	$9.22
10/1/2009	12/31/2009	$13.09	$6.33	$12.91
1/4/2010	3/31/2010	$20.18	$12.23	$19.55
4/1/2010	6/30/2010	$23.97	$17.65	$20.56
7/1/2010	9/30/2010*	$24.25	$18.59	$23.63
10/1/2010*	12/31/2010	$29.53	$23.27	$23.82
1/3/2011	3/31/2011	$27.48	$22.17	$22.99
4/1/2011	6/30/2011	$26.68	$19.79	$22.63
7/1/2011	9/30/2011	$23.03	$16.61	$19.38
10/3/2011	12/30/2011	$21.24	$15.53	$18.87
1/3/2012**	3/16/2012**	$24.97	$17.48	$19.95

*	On September 30, 2010, United Continental filed a notification of removal from listing on NASDAQ Global Select Market. As of October 1, 2010, the common stock of United Continental has been trading on the New York Stock Exchange.

**	As of the date of this pricing supplement, available information for the first calendar quarter of 2012 includes data for the period from January 3, 2012 through March 16, 2012. Accordingly, the ‘‘Quarterly High,’’ ‘‘Quarterly Low’’ and ‘‘Quarterly Close’’ data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2012.

The graph below illustrates the performance of United Continental’s common stock from January 25, 2006 through March 16, 2012, based on information from Bloomberg. The dotted line represents the trigger price of $10.97, which is equal to 55% of the closing price on March 16, 2012. Past performance of the underlying stock is not indicative of the future performance of the underlying stock.

Supplemental Plan of Distribution (Conflicts of Interest)

We have agreed to sell to UBS Financial Services Inc. and certain of its affiliates, together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the issue price less the underwriting discount indicated on the cover of this pricing supplement, the document filed pursuant to Rule 424(b) containing the final pricing terms of the Notes.

We or one of our affiliates may enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes; and UBS or its affiliates may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

Conflicts of Interest — Each of UBS Securities LLC and UBS Financial Services Inc. is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the Notes and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. Neither UBS Securities LLC nor UBS Financial Services Inc. is permitted to sell Notes in the offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

Annex

The following supplements the discussion under “What are the Tax Consequences of the Notes?” in this pricing supplement and “Supplemental U.S. Tax Considerations” beginning on page PS-42 of the Trigger Yield Optimization Notes product supplement and is subject to the limitations and exceptions expressed therein. It sets forth formulas for United States holders who are initial purchasers of the Notes to use to determine the amount of capital gain and loss and ordinary income to recognize either upon maturity or a sale of the Notes. The formulas below assume that the Notes are properly treated as an investment unit consisting of a debt component and a put option component, as described in “What are the Tax Consequences of the Notes?” and “Supplemental U.S. Tax Considerations.”

The tax consequences described below are not binding on the IRS or a court and are the result of only one of several possible reasonable treatments of the Notes for U.S. federal income tax purposes. Although there are other possible treatments, we and, by purchasing the Notes, you agree to treat the Notes for all U.S. federal income tax purposes according to the treatment described in this pricing supplement. No statutory, judicial or administrative authority directly addresses the treatment of the Notes or instruments similar to the Notes for U.S. federal income tax purposes, and we do not plan to request a ruling from the IRS. Significant aspects of the U.S. federal income tax consequences of an investment in the Notes are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein. We do not provide tax advice. Accordingly, you are urged to consult your own tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes (including alternative treatments).

Defined Terms as Used in this Annex:

“Accrued Coupon at Sale” is equal to the amount labeled “Accrued Interest” on your confirmation of sale, divided by Quantity Sold.

“Aggregate Option Premium Received” is the total amount of all payments of Option Premium received by you on a Note during the period you held the Note.

“Aggregate Coupons Received” is the total amount of all coupons received by you on a Note. It does not include Accrued Coupon at Sale.

“Coupon Rate” is provided with respect to each offering on page 1 of this pricing supplement.

“Debt Component Per Annum” is provided on page 5 of this pricing supplement.

“Debt Sale Amount” is equal to Bond Value x Initial Price. “Bond Value” will be provided on your confirmation of sale, and is the value of the Debt Instrument expressed as a percentage of the Initial Price of your Notes. The “Bond Value” may exceed 100%.

“Initial Price” is provided with respect to each offering on page 1 of this pricing supplement.

“Option Premium” is equal to the amount of a coupon with respect to a Note multiplied by (Put Option Component per Annum/Coupon per Annum).

“Option Sale Amount” is equal to Sale Price — Debt Sale Amount. The “Sale Price” will be labeled “Price” on your confirmation of sale. The Option Sale Amount may be positive or negative.

“Put Option Component per Annum” is provided with respect to each offering on page 5 of this pricing supplement.

“Quantity at Maturity” is the number of Notes with respect to this offering held by you at maturity.

“Quantity Sold” will be labeled “Quantity” on your confirmation of sale.

At Maturity

If the Notes are held to maturity, you will have either:

1)	Short-term capital gain. If you receive the principal amount of the Notes (plus the final coupon payment) in cash, then you will recognize short-term capital gain on the option portion of the Notes, equal to:

♦	Aggregate Option Premium Received x Quantity at Maturity; or

2)	No tax event. If you receive shares of the applicable underlying stock, the receipt of those shares will not be a taxable event, except to the extent of cash received in lieu of fractional shares. Your basis in the shares received will be equal to:

♦	(Initial Price — Aggregate Option Premium Received) x Quantity at Maturity.

Your holding period in the shares will begin on the day after receipt. If you receive cash in lieu of a fractional share of the applicable underlying stock, you will recognize short-term capital gain or loss in an amount equal to the difference between the amount of cash you receive and your basis (as determined above) in the fractional share.

Sale, Exchange or Retirement of the Notes Prior to Maturity

Upon a sale, exchange or retirement of the Notes prior to maturity, you will recognize:

1)	Ordinary income. You will recognize ordinary income in respect of any accrued but unpaid interest on the debt portion of the Notes, equal to:

♦	Accrued Coupon at Sale x (Debt Component per Annum/Coupon per Annum) x Quantity Sold.

2)	Capital gain or loss. You will recognize short-term capital gain or loss (if the Notes are held one year or less prior to sale, exchange or retirement) or long-term capital gain or loss (if the Notes are held more than one year prior to sale, exchange or retirement) in respect of the debt portion of the Notes equal to:

♦	(Debt Sale Amount – Initial Price) x Quantity Sold;

and short-term capital gain or loss (regardless of holding period) in respect of the option portion of the Notes, equal to:

♦	(Option Sale Amount + (Accrued Coupon at Sale x (Put Option Component per Annum/Coupon per Annum))) x Quantity Sold; plus

♦	Aggregate Coupons Received x (Put Option Component per Annum/Coupon per Annum) x Quantity Sold.